Exhibit 99.1

Brian McCollum to Lead Orthofix Spine Global Business Unit

LEWISVILLE, Texas – October 16, 2012 (BUSINESS WIRE) – Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that it has promoted Brian McCollum to President of the Spine Global Business Unit. Mr. McCollum will continue to serve as the Company’s Chief Financial Officer through November 10, 2012.

During his 11 year tenure with Orthofix, Mr. McCollum has served in various operational and financial executive roles. Most recently, Mr. McCollum managed the Company’s operating margin improvements and led the divestiture of the Sports Medicine business, which significantly deleveraged the Company.

“I am very excited to have Brian take over this important role given his strong track record of success within the Company,” said President and Chief Executive Officer Robert Vaters. “Brian’s operational and financial experience along with our increased financial flexibility will allow us to take the Spine Global Business Unit to the next level.”

The Company also announced the appointment of Emily Buxton to Interim Chief Financial Officer, effective November 11, 2012. Ms. Buxton has been with the Company in various roles of increasing responsibilities over the past 9 years most recently as the Chief Financial Officer of the Global Orthopedics Business Unit.

Bryan McMillan, the current President of the Spine Global Business Unit, has resigned due to family reasons. We appreciate the contributions he has made to the Company and wish him well.

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. The forward-looking statements in this release do not constitute guarantees or promises of future performance, and existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.